Exhibit 10.16

OIL AND GAS LEASE

This Oil and Gas Lease (the “Agreement”), is made and entered into 5/26/10 day of May, 2010, by and between WILLIAM J. PATTERSON, SR. and SHARRON F. PATTERSON, husband and wife, with an address of 6605 N. Ky 11, Girdler, Kentucky 40943, County: Knox, party of the first part, hereinafter called Lessor, whether one or more, and KNOX GAS, LLC, with an address of 600 Cameron Street, Alexandria, Virginia 22203, party of the second part, hereinafter called Lessee.

WITNESSETH, That the Lessor, for and in consideration of one dollar cash in hand paid, the receipt of which is hereby acknowledged, and the covenants and agreements hereinafter contained, has granted, demised, leased and let, exclusively unto the said Lessee, its successors and assigns, the land hereinafter described, for the purpose of mining, mining from tar sands, exploring by geophysical and other methods, and operating for and producing therefrom oil, gas, casing-head gas, casing-head gasoline, hydrocarbon liquids, electric power generation, and the exclusive right of injecting gas, water, brine and other fluids or substances into subsurface strata, with rights of way and easements for laying pipelines, telephone, communication and electrical lines, tanks, power houses, stations, gasoline plants, ponds and roadways and fixtures for producing, treating and caring for such products and any and all other rights and privileges necessary, incident to, or convenient for the economical operation alone or conjointly with neighboring land, for the production of oil, gas, casing-head gas, casing-head gasoline, hydrocarbon liquids, electric power generation, and the erection of structures thereon to produce, save and take care of said products. The Lessee may produce from the presently existing wells at an increased royalty hereinafter set forth.

LEASED PREMISES: That land situated in the County of Knox, Commonwealth of Kentucky, containing in total 400 acres, more or less and being that land conveyed to Lessor by deed from Joe E. Evans, Master Commissioner of the Knox Circuit Court, dated November 18, 1965 and recorded November 18, 1965 in Deed Book 127, at page 433, in the office of the Knox County Court Clerk at Barbourville, Kentucky, to which reference is made for a more complete description.

In consideration of the premises the Parties covenant and agree:

1. TERM OF LEASE. It is agreed that this lease shall remain in force for a term of three (3) years (the “Primary Term”) from the date of the Agreement and as long thereafter as oil, gas, casing-head gas, casinghead gasoline, hydrocarbon liquids, electric power generation, or any of them is produced from said Leased Premises or shut-in rental is paid or rental is paid for the right to inject, store and remove gas in and from the oil and gas strata underlying said premises as hereinafter provided, or Lessor uses gas or receives in-kind pursuant to Paragraph 2; or operations for drilling are continued as hereinafter provided.

2. ROYALTY FOR OIL AND GAS. Lessor shall be entitled to receive a proportional one-fourth royalty from the revenues of all oil produced and sold from wells drilled pursuant to this agreement. On gas of whatsoever nature or kind, liquid hydrocarbons and their respective constituent elements, or casinghead gas, produced from the wells drilled pursuant to this agreement (“Gas”), Lessee shall pay, as royalty, one-fourth of the net proceeds realized by Lessee from the sale thereof. Lessor shall be entitled to receive up to 200,000 cubic feet of gas free of charge from producing wells for personal, non-commercial use only in Lessor’s own residence. Any gas in excess of 200,000 cubic feet shall be paid for by Lessor at a rate equal to the then current wellhead price of gas. Any connections or operations undertaken or made in order to enable Lessor to receive gas for personal use in his own residence shall be made by Lessor at his own risk and expense, assuming all liabilities associated therewith. Receipt by Lessor of gas shall constitute “production” as that term is used in this lease. For production from the wells now existing on the Leased Premises, Lessee shall pay as royalty one-fourth of the net proceeds realized by Lessee from the sale therefrom.

3. NON-COMMENCEMENT OF OPERATIONS. In the event Lessee is prevented from, or delayed in commencing, continuing, or resuming operations, or complying with its obligations hereunder, by circumstances not reasonably within Lessee’s control, this lease shall not terminate so long as said circumstances continue (period of suspension). These circumstances include, but are not limited by the following: weather; acts of God; delay by any government agency in issuing a necessary approval, license or permit applied for by Lessee; strikes; riots; wars; equipment failures; inability to obtain materials or to transport materials. If the period of suspension commences within the primary term then the period of suspension shall be added to the primary term. If no well be commenced on said premises prior to the expiration of the primary term or within any extended primary term period, this lease shall terminate as to both parties, unless the Lessee, on or before the expiration date shall pay or tender, in the manner hereinafter provided, a rental of five dollars per acre, payable annually, which payments shall confer the privilege of successively deferring the commencement of drilling a well for one year periods for which such rental shall be paid. The commencement of a well may be deferred in this manner for a maximum of three (3) years.

4. COMPLETION OF DRILLING. If the Lessee shall commence to drill a well within the term of this lease or any extension thereof, the Lessee shall have the right to drill such well to completion with reasonable diligence and dispatch, and if oil and gas, or either of them, be found, this lease shall continue and be in force with like effect as if such well had been completed within the term herein with Lessee paying rental or shut- in payments.

5. PAYMENT OF RENTALS AND ROYALTIES. All rentals, royalties, or money due by Lessee to Lessor under this or any paragraph of this agreement shall be paid in cash in person receipted at the time of payment, or by check, hand-delivered to Lessor, or mailed or delivered to Lessor at Lessor’s address set forth above, or if Lessor cannot be located, to hold said payment(s) in escrow, until Lessor shall be found; provided, however, that such rental shall not be due, but shall be excused, if on any such rental paying date oil and gas or either, has been at any time during the previous 12 months or is being produced from said land or drilling, mining, or reworking operations have or are being conducted thereon; and it is agreed that after such production or operations cease, upon the resumption of the payment of rentals at the next annual payment date, this lease shall continue in force just as though there had been no interruption in the rental payments. If any payments are made to the bank as provided in this paragraph, due notice of the deposit of such payment shall be mailed to the Lessor at the last known post office address. In the event Lessor considers that Lessee has not complied with any of its obligations hereunder, either express or implied, including but not limited to the payment of land rentals or royalties, Lessor shall notify Lessee in writing, setting out specifically in what respects Lessee has not complied. Lessee shall thereupon have ninety days after receipt of said notice within which to satisfy or commence to satisfy the terms of this lease. The service of said notice shall be precedent to the bringing of any action by Lessor on such lease for any cause, and no such action shall be brought until the lapse of ninety days after service of such notice on Lessee. Neither the service of said notice nor the doing of any act by Lessee aimed to satisfy any of the alleged areas of noncompliance shall be deemed an admission or presumption that Lessee has failed to perform any requirement of this lease.

6. DRY HOLE. Lessor agrees that if Lessee drills a dry hole on the Leased Premises or upon any pooled unit which contains a part of the Leased Premises, then the term of this lease shall be extended or the payment of rentals due hereunder shall be excused for a period of one year from the date drilling ceases on said well, and Lessee shall either commence the drilling of another well before the end of said period or commence paying rentals as provided hereunder.

7. LOCATION OF WELLS AND PIPELINE. No well shall be drilled nearer than two hundred feet from any house or barn on said premises. When requested by the Lessor, Lessee shall bury its pipelines below plow depth.

8. EASEMENT AND USE OF RESOURCES. The Lessor, by the execution of this oil and gas lease, hereby grants unto the Lessee, including any of its assignees, a perpetual and irrevocable easement surviving the life of this lease, which shall include the right to lay, maintain, and operate pipelines in, over, and through any of the Leased Premises described hereinabove for the transportation of oil and gas, or either of them, produced from these Leased Premises or other lands. The Lessee shall use discretion in exercising such rights, so as not to interfere with the Lessor’s improvements on the land, and shall be subject to any damage to growing crops as a result of such action as described hereinabove. Lessee shall have the right to use, free of cost, gas, oil and water produced on said land for its operations, including but not limited to refining, stripping, and power generation, except water from Lessor’s domestic water well.

9. DAMAGE CAUSED BY LESSEE. In the event of damages caused by Lessee, Lessee shall pay the current fair value or replacement cost, or the cost to repair said damaged items, at Lessee’s discretion. Damages include but are not limited to crops, fences and roads.

10. REMOVAL OF EQUIPMENT. Lessee shall have the right at any time within one year after the termination of this lease to remove all machinery and fixtures placed on said premises, including the right to draw and remove casing.

11. TRANSFER OR ASSIGNMENT. If the estate of either party hereto is assigned, and the privilege of assigning in whole or in part is expressly allowed, the covenants hereof shall extend to their heirs, executors, administrators, successors or assigns, but no change in the ownership of the land or assignment of rentals or payments shall be binding on the Lessee until after the Lessee has been furnished with a written transfer or assignment or a true copy thereof; and it is hereby agreed in the event this lease shall be assigned, as to a part or parts of the above-described lands and the assignee or assignees of such parts, shall fail or make default in the payment of the proportionate part of the rent due from him or them, such default shall not operate to defeat or affect this lease in so far as it covers a part or parts of said lands which the said Lessee or any assignee thereof shall make due payment of said rentals or royalties.

12. SEVERAL OWNERS. If the Leased Premises are now, or shall hereafter be, owned in severalty or in separate tracts, the premises nevertheless shall be developed and operated as one lease, and all rentals and payments accruing hereunder shall be treated as an entirety and shall be divided among, and paid to, such separate owners in the proportion that the acreage owned by each separate owner bears to the entire leased acreage; provided however, if the Leased Premises consist of two (2) or more non-abutting tracts, this paragraph shall apply separately to each such non-abutting tract, and further provided that if a portion of the Leased Premises is hereafter pooled or combined with other lands for the purpose of operating the pooled tract as one lease, this paragraph shall be inoperative as to such portion so pooled and paragraph 14 shall apply.

13. COMMON AGENT. If at any time there be as many as four (4) or more parties entitled to rentals, Lessee may withhold payments thereof unless and until all parties designate, in writing, in a recordable instrument to be filed with the Lessee, a common agent to receive all payments due hereunder, and to execute division and transfer orders on behalf of said parties and their respective successors in title.

14. POOLING ACREAGE. Lessee is hereby given the right and power to pool, combine, consolidate and unitize the acreage covered by this lease or any portion thereof with other land, lease or leases in the immediate vicinity thereof, when in Lessee’s judgment it is necessary or advisable to do so in order to properly develop and operate said premises in compliance with the spacing rules of any lawful authority, or when to do so would, in the judgment of the Lessee, promote the conservation or best production of the oil and gas in and under and that may be produced from said premises. If oil and gas or either is found on the pooled acreage, it shall be treated as if production is had from this lease for all purposes except the payment of royalties on production from the pooled unit, whether the well or wells be located on the premises covered by this lease or not. In lieu of the rentals or royalties elsewhere herein specified, Lessor shall receive as rental or royalty from a unit so pooled only such portion of the rental or royalty stipulated herein as the amount of his acreage placed in the unit or his royalty interest therein bears to the total acreage so pooled in the particular unit involved. Provided, Lessee shall be under no obligation whatsoever, express or implied, to drill more than one well on each such pooled unit regardless of when, where or by whom offset wells may be drilled. Such units to be a maximum of 80 acres for each oil well and 640 acres for each gas well with Lessee executing in writing an instrument identifying and describing the pooled acreage.

15. GAS STORAGE. Lessee shall have the right to use any formation underlying the Leased Premises for the storage of gas and shall have all rights and rights-of-way necessary to store and produce and transport such stored gas. As full payment for such storage rights, the Lessee shall pay to the Lessor rental at the rate of $1.00 per acre per year, while the premises are so used, and so long as the storage payment is made, all provisions of this lease shall remain in full effect.

16. SHUT-IN PAYMENT. This lease shall not expire at the end of either the primary or secondary term hereof if there is a well capable of producing gas and oil or either, located upon some part of the lands embraced herein, or on a pooled unit which contains a part of the Leased Premises, where such well is shut-in; provided however, the Lessee shall pay an annual rental of one hundred dollars, said rental to be paid on or before the expiration of 12 months from the date the well was shut-in, to be applied going forward for the next 12 months. The payment of said rental shall be considered for all purposes the same as if gas were being produced in paying quantities. The provisions of this section shall also apply where oil or gas or either is being marketed from said leasehold premises and through no fault of the Lessee, the pipeline connection or market is lost or ceases, in which case this lease shall not expire so long as said shut-in payment is paid as herein provided.

17. NOTICES. Failure to pay or an error in paying any renta1 or other payment due Lessor, or failure by Lessee to perform any obligation or responsibility under this agreement, shall not constitute a ground for forfeiture of this lease and shall not affect Lessee’s obligation to make a payment. Lessee shall not be considered in default until Lessor has first given Lessee written notice of non payment or non-performance and Lessee shall have failed for a period of sixty (60) days after receipt of the notice to make the payment or complete the required act. In the event of default the Lessor’s sole remedy shall be binding Arbitration. Each party shall have the right to appoint an independent arbitrator, at its own cost, with an additional arbitrator being selected by the appointed arbitrators. Each party shall bear the cost of the additional arbitrator equally. A decision by the majority of the arbitrators shall be final and conclusive and binding upon the parties involved.

18. STATE AND FEDERAL LAWS. All express or implied covenants of this lease shall be subject to all federal and state laws and to all executive orders, rules or regulations of state and federal authorities and this lease shall not be terminated, in whole or in part, nor Lessee held liable for any failure to perform thereunder if such failure is due to or is the result of any such law, order, rule or regulation.

19. WARRANTY CLAUSE. Lessor warrants and defends title to the property herein described, and agrees that the Lessee shall have the right, but not the obligation, at any time to redeem for Lessor, by payment, any mortgage, deed of trust, taxes or other liens on the property in the event of default by the Lessor, and be subrogated to the rights of the holder hereof and Lessor agrees that any such payments made by Lessee for the Lessor, including a reasonable interest rate of twelve percent per year, will be deducted from any amounts of money which may become due the Lessor under the terms of this agreement. Lessee does not expressly or implied guarantee or warranty in any manner, quantities or qualities of production, or kinds of wells or flow rates, or the success of any drilling or production.

20. AFFIDAVIT OF ABANDONMENT. Lessor affirms that Lessor has owned said premises for 45 years and that all previous oil & gas leases have either expired, have been forfeited or have been abandoned and are hereby declared invalid, and any and all previously drilled well(s) have been plugged and/or abandoned, and that this lease is the only valid and sustaining lease, without exception.

LESSOR: /s/ William J. Patterson
WILLIAM J. PATTERSON /s/ Sharron F. Patterson
SHARRON F. PATTERSON

LESSEE: KNOX GAS, LLC
BY:	/s/ Joel P. Sens

ITS:	Manager

COMMONWEALTH OF KENTUCKY

COUNTY OF Fayette

I, a Notary Public at large in and for the Commonwealth of Kentucky, do hereby acknowledge that the above Lessor/Lessee signed this document in my presence on this 26th  day of May, 2010 as their own free act and deed.

/s/ Lori K. Samuels
Notary Public
My Commission expires	6-24-10

COMMONWEALTH OF ~~KENTUCKY~~ Virginia

COUNTY OF Arlington

I, a Notary Public at large in and for the Commonwealth of ~~Kentucky~~ Virginia, do hereby acknowledge that the above Lessor/Lessee signed this document in my presence on this 8 day of June, 2010 as their own free act and deed.

/s/ illegible
Notary Public
My Commission expires	4-30-2012
Notary #238958

THIS INSTRUMENT PREPARED BY:

/s/ Darrell L. Saunders
DARRELL L. SAUNDERS, PSC ATTOR.cl\TEY AT LA V•/ 700 MASTER STREET P.O. BOX 1324 CORBIN, KENTUCKY 40702 (606) 523-1370- PHONE (606) 523-1372- FAX